SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 12, 2011

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

0-19292	03-0300793
(Commission File Number)	(IRS Employer Identification No,)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, the Board of Directors of Bluegreen Corporation (the “Company”) made a determination during June 2011 to seek to sell the Company’s Bluegreen Communities business segment (“Communities”), or all or substantially all of Communities’ assets. As a consequence, Communities is accounted for as a discontinued operation in the Company’s financial statements.

On October 12, 2011, a Purchase and Sale Agreement (the “Agreement”) was entered into between seven of the Company’s subsidiaries with respect to the Communities’ assets being sold (the “Sellers”) and Southstar Development Partners, Inc. (“Southstar”) providing for the sale to Southstar of substantially all of the assets that comprise Communities (the “Transaction”). Subject to the terms and conditions of the Agreement, Southstar has agreed to (i) purchase these assets from the Sellers for a purchase price of $31.5 million in cash and (ii) pay to the Sellers, in cash, an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the Agreement) it receives upon its sale, if any, of two specified parcels of real estate to be purchased by Southstar under the Agreement. Southstar has advised the Company that they need to obtain debt and/or equity financing in order to close the Transaction, but obtaining such financing is not a Buyer condition of Closing. As the Transaction is an asset sale, liabilities not assumed by Southstar under the Agreement and liabilities related to Communities’ operations prior to the closing of the Transaction will be retained by the Sellers.

As of the date of the Agreement, Southstar had paid two (2) cash deposits totaling $300,000 under the Agreement, $250,000 of which is being held in escrow pending Closing. The Agreement provides for the Buyer being entitled to a return of all or a portion of its Deposit in connection with certain provisions of the Agreement, such as Southstar’s remaining title, survey and environmental due diligence, receipt of estoppels and consents as to certain specified contracts, Seller’s breach under the Agreement not cured within the applicable cure period, casualty events and condemnation events. If, by November 4, 2011, the results of such due diligence do not satisfy certain standards established by the terms of the Agreement, Southstar may terminate the Agreement and $250,000 of the deposit will be refunded. Otherwise, Southstar will be required to deposit an additional $200,000 by November 4, 2011, at which point the entire $500,000 deposit will be nonrefundable, subject to the performance by the Sellers of their obligations under the Agreement and remaining conditions in the Agreements relating to estoppels, consents, casualty, and condemnation. The Agreement provides for the Transaction to be consummated on a date no earlier than December 2, 2011 and no later than February 3, 2012; provided that the closing may be accelerated upon mutual agreement of Sellers and Buyer or extended until a date no later than March 5, 2012 to the extent necessary for all required consents to the transfer of certain operating contracts related to Communities’ business to be obtained.

The Agreement contains certain representations and warranties on the part of Sellers and Southstar which the Company believes to be customary for transactions of this nature, as well certain covenants, including non-competition and other restrictive covenants. The closing of the Transaction is also subject to the results of Southstar’s remaining due diligence, Southstar’s payment of the additional deposit, the parties’ receipt of all required consents, in each case as described above, and certain other customary closing conditions, including the performance by the parties of their respective obligations under the Agreement. There can be no assurance that the Transaction will be consummated on the contemplated terms, including in the contemplated time frame, or at all.

J. Larry Rutherford, a former director of the Company, is the President and Chief Executive Officer of Southstar.

Certain of the assets contemplated to be sold in the Transaction collateralize a note payable to H4BG, which currently has a balance of approximately $24.0 million. Such debt would be required to be repaid upon the sale of the collateral.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2011

By: /S/ ANTHONY M. PULEO

Anthony M. Puleo

Senior Vice President, Chief Financial Officer & Treasurer